Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

First Light Acquisition Group, Inc.

Reston, Virginia

We hereby consent to the use in the proxy /prospectus constituting a part of this Registration Statement of our report dated March 30, 2022, relating to the financial statements of First Light Acquisition Group, Inc. which is contained in that proxy /prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

New York, New York

February 10, 2023